As filed with the Securities and Exchange Commission on October 12, 2005

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
October 6, 2005

Tri-Valley Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-31852 (Commission File Number)	87-0505222 (IRS Employer Identification No.)

5555 Business Park South, Suite 200
Bakersfield,
California 93309
(Address of principal executive office)

Issuer’s telephone number: 661-864-0500

Section 8 Other Events

Item 8.01 Other Events

On October 6, 2005, Tri-Valley Corporation released the attached press release regarding the status of its operations prior to the annual shareholders’ meeting scheduled for October 10, 2005, in Santa Barbara, California.

Section 9 Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

Exhibit 99.1 Press Release

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                               TRI-VALLEY CORPORATION

                Date: October 6, 2005                         /s/ Thomas J. Cunningham
                                                                               Thomas J. Cunningham, Chief Financial Officer

EXHIBIT 99.1

NEWS RELEASE

         HEADLINE:       TRI-VALLEY SHAREHOLDERS TO HEAR
                               UPBEAT RESULTS AND FORECAST

CONTACT:       F. LYNN BLYSTONE, PRESIDENT

Bakersfield, California                            October 6, 2005                            AMEX "TIV"

        Shareholders of Tri-Valley Corporation (AMEX-TIV) will gather Monday, October 10 in Santa Barbara, California for the Company’s Annual Meeting and management will present a program for strong earnings and cash flow from recently acquired producing properties along with ongoing wildcat exploration for explosive growth.

        Both the Company’s petroleum and mineral subsidiaries are set to deliver increasing revenue from growing production in the fourth quarter and forward.

        Tri-Valley Oil & Gas Co. is preparing to clean out three natural gas wells on its Moffat Ranch East property and then plans to hydraulically fracture the existing producing intervals to further stimulate production. Additionally TVOG will drill a 10,000 foot test well to evaluate multiple other formations known to produce on nearby fields but never exploited on the 5283 acre Moffat Ranch East.

        “We are particularly enthused about the development prospects of our Pleasant Valley acquisition. We will employ the exploitation model proposed by the late expert, Dr. Roger Butler of the University of Calgary wherein a combination dual over and under horizontal well bores with steam can be expected to deliver in the range of 500 steady barrels per day for years. We expect to drill up to 20 such combinations in a long term development program through the rest of the decade”, said Joseph R. Kandle, TVOG President.

        Work continues on two discoveries, the Ekho Deep Well and the Sunrise Natural Gas Project, where the hydrocarbons are locked in formations too dense to permit conventional delivery at commercial rates. Another hydraulic fracture this time into the Santos Shale between 17,500 and 18,000 feet is planned for the Ekho well, and the company is evacuating fluid from the Sunrise well to see if gas will flow at commercial rates once the fluid is out of the way.

        “Each of these discoveries are truly “company makers” if we can solve these engineering problems, and persistence is usually the key on such projects”, said F. Lynn Blystone, Tri-Valley Corporation President and Chief Executive Officer of the publicly traded parent company.

        Select Resources Corporation, the Company’s mining subsidiary has made positive progress exploring its gold prospects in Alaska and the Canadian Yukon and has reached the production stage in its industrial minerals joint venture, Tri Western Resources, LLC. Rock is being blasted, mined and milled and sold from its Boron, California basalt deposit. The mineral has numerous uses in road building and manufacturing and is experiencing growing demand. Also, final testing of milled specification from rock at the joint venture’s calcium carbonate deposit west of California City is under way and the operation for full mining, processing and sales is ready as soon as the final permit, expected this quarter is issued. The demand for CaCO3 is growing at 7% in California and the mineral has some 1,200 industrial, commercial, agricultural and food uses.

        “We are looking at an initial production of several hundred thousand tons a year of very high quality, highly processed product for premium markets with good margins for these two commodities as long as the market holds and California growth looks good for the long term,” said Dr. Henry J. “Rick” Sandri, Executive Director of Tri-Western.

        “Select Resources Corporation has established a very large gold anomaly that merits more defined exploration at its Shorty Creek, Alaska property and has soil augering and confirmation core drilling underway on its Richardson, Alaska property. Both of these are increasingly attractive targets at a time when gold prices are at 18 year highs. These properties, along with our Typhoon gold project in the Canadian Yukon, position Select to participate at the forefront of precious metal exploration and afford investors access to quality projects,” said Dr. Harold J. Noyes, President of Select.

        “Tri-Valley Corporation is dramatically different and stronger than last year with substantial advances toward sustained and growing production from key, high demand product areas. We have more than 100,000 acres of carefully selected land over producing, development and exploration properties along with a proprietary data base with several hundred leads and prospects some of which are becoming discoveries and entering the production stage, and a strong cash position. For those who would measure us on those points rather than the explosive growth that can come from wildcat discovery success, they should become confident supporters of our value. Meanwhile we continue our wildcat drilling to bring exponential gain to the Company, its shareholders and drilling partners. It’s a story we’re pleased to bring to our shareholders at the upcoming annual meeting” said Blystone.

        The Company is in its 43rd year of business as a successful operating company and for 32 years has been a full reporting 12 (g) publicly traded Delaware Corporation. Tri-Valley Corporation stock is publicly traded on the American Stock Exchange under the symbol “TIV” in the United States and is also traded in Europe on the Frankfurt Stock Exchange under the symbol “TVC WKN 911919.” Our company websites, which include all SEC filings, are www.tri-valleycorp.com and www.tri-valley.de.

– XXXX –

This press release contains forward-looking statements that involve risks and uncertainties. Actual results, events and performance could vary materially from those contemplated by these forward-looking statements which includes such words and phrases as exploratory, wildcat, prospect, speculates, unproved, prospective, very large, expect, potential, etc. Among the factors that could cause actual results, events and performance to differ materially are risks and uncertainties discussed in the company’s quarterly report on Form 10-Q for the quarter ended June 30, 2005, and the annual report on Form 10-K for the year ended December 31, 2004.